Exhibit 10.26

Dear Mark:

     On behalf of Terayon Communication Systems, Inc. (hereafter referred to as “Terayon” or the “Company”), I am pleased to offer you the position of Chief Financial Officer (“CFO”) of the Company, pursuant to the following terms.

     1. Title. As the Company’s CFO, you will report to the Chief Executive Officer and your principal place of work will be at the Company’s headquarters, currently at 4988 Great America Parkway in Santa Clara, California.

     2. Salary and Benefits. Your annual base salary will be $300,000.00, less payroll deductions and all required withholdings. This salary will be paid to you semi-monthly, in accordance with the Company’s normal payroll cycle. You will be eligible to participate in the Company’s standard employee benefit programs (e.g., health insurance, 401(k) plan, life insurance, short and long-term disability insurance, flexible spending accounts), subject to the terms and conditions of those benefit plans. Details about these benefit plans will be sent to you under separate cover. You also will be eligible for Company-paid holidays, vacation and sick time, subject to Company policy.

     3. Annual Bonus. You will be eligible for an annual bonus, if and when determined by the Board of Directors, of up to 75% of your base salary (which shall be pro-rated for fiscal year 2004), the payment of which will be based on the achievement of certain goals to be defined by the Chief Executive Officer and approved by the Board Of Directors.

     4. Stock Options. Pursuant to Terayon’s stock option plan and subject to the approval of Terayon’s Compensation Committee, you will be granted an option to purchase 500,000 shares of the Company’s Common Stock under the Company’s 1997 Equity Incentive Plan (the “Plan”). The exercise price per share of the stock granted subject to this option will be equal to the fair market value of Terayon’s Common Stock on the date of grant, as determined by the Compensation Committee. The option grant will be subject to the terms and conditions of the Plan and standard stock option agreement, and the option will vest over a four (4) year period, with 1/4th or 25% of the total option shares vesting on the first anniversary of your employment start date with the Company and 1/48th of the total option shares vesting monthly thereafter.

     5. At Will Employment. Your employment with Terayon will be at-will, subject to paragraphs 6 and 7 below. This means that either you or the Company may terminate your employment at any time for any reason, with or without notice and with or without cause.

     6. Severance Protection. Notwithstanding the at-will employment relationship between you and the Company, the Company agrees that, in the event your employment is terminated by the Company without “Cause” or by you for “Good Reason” (as those terms are defined in the Severance Agreement attached as Exhibit B) at any time on or before the third anniversary of your employment start date, you will be entitled to the following Severance Benefits: (a) a severance payment equal to twelve (12) months of your then current base salary, which will be payable in a lump sum or via salary continuation payments, in the Company’s sole discretion, and (b) continuation of your employee benefits, at the Company’s expense, for the duration of such (12) month period, to the extend such continuation is permissible under the Company’s employee benefit plans and subject to the terms and conditions of those benefit plans. If the continuation of any employee benefit following your termination is not permissible under the Company’s employee welfare benefit plans, the Company shall have no obligation to continue those benefits; however, you may continue your health insurance coverage under COBRA and the Company will pay for your COBRA premiums for a period of up to 12 months following your termination. Your receipt of these Severance Benefits will be contingent upon you signing the general release of claims attached hereto as Exhibit A, and these Severance Benefits shall reduce the amount of any compensation or severance benefits that you may be entitled to receive under the Severance Agreement described in paragraph 7 below (which is also attached hereto as Exhibit B). For purposes of this offer letter, a termination due to death or Disability (as defined in the Severance Agreement attached as Exhibit B) shall not constitute a termination without Cause or for Good Reason and a termination for either of those reasons shall be treated in a manner consistent with the Severance Agreement attached hereto as Exhibit B.

     7. Severance Agreement. In addition to the severance protection described in paragraph 6 above, you also will be given a change in control/severance agreement (entitled “Severance Agreement,” the form of which is attached hereto as Exhibit B), which shall provide for, among other things, a severance payment equal to 100% of your base salary and target bonus (defined as “Base Amount” and “Bonus Amount” in the attached Severance Agreement) and 100% vesting of unvested stock options upon a termination other than for “Cause” or with “Good Reason” within 12 months after a “Change in Control” (as those terms are defined in the Severance Agreement). However, the severance benefits to be provided to you under the attached Severance Agreement shall be offset and reduced by the value of the Severance Benefits that you may be entitled to receive under paragraph 6 above.

     8. Proprietary Information and Invention Assignment Agreement. As a Terayon employee, you will be expected to abide by Company rules and regulations, and will be required to sign and comply with a Proprietary Information and Inventions Agreement (the “PIIAA”), a copy of which is attached hereto as Exhibit C, that prohibits the unauthorized use or disclosure of proprietary information of Terayon.

     9. Integration. The employment terms in this offer letter and the attached Exhibits supersede any other agreements or promises made to you by anyone, whether written or oral. No modification or amendment to this letter, nor any waiver of any rights under this letter, will be effective unless in writing signed by a Director of Terayon (other than you). This offer letter and the attached Exhibits are to be construed in accordance with and governed by the internal laws of the State of California without regard to principles of conflicts of law.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States. Please sign and date this letter, and return it to me by November 15, 2004, if you wish to accept this offer of employment. We would like you to start as soon as possible. We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Jerry Chase

Jerry Chase

Accepted by:	/s/ Mark Richman	Date: 11/10/04

Mark Richman
Start Date: 11/29/04